[KOGER]

EXHIBIT 99

KOGER EQUITY, INC.
 225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432

NEWS

Koger Equity, Inc. Announces Dividend on Common Stock

Boca Raton, Florida—June 3, 2004— Koger Equity, Inc. (NYSE:KE) announced today that its Board of Directors declared a quarterly dividend of $0.35 per share on the Company’s common stock to be paid on August 5, 2004, to shareholders of record on June 30, 2004.

About Koger Equity

Koger Equity, Inc. owns or has interests in 132 office buildings, containing 10.4 million rentable square feet, primarily located in 20 suburban office projects and two urban centers in 12 metropolitan areas in the Southeastern United States, Texas and Maryland.

For more information about Koger Equity, contact its website at http://www.koger.com or Investor Relations, 225 NE Mizner Boulevard, Suite 200, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.

CONTACT:	Investor Relations Thomas Brockwell, 800-850-2037